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Exhibit 4.5

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                             SUBORDINATION AGREEMENT
                 dated as of January 8, 1998 (this "Agreement")
              between Speed Graphics, Inc., a New York corporation
                     ("Creditor"), and The Bank of New York,
                   a New York banking corporation (the "Bank")

      In order to induce the Bank at its discretion, to extend or to continue to extend financial accommodations from time to time to or on account of, or in reliance on the guaranty of, Katz Digital Technologies, Inc., a Delaware corporation, having offices at 21 Penn Plaza, New York, New York 10001 (the "Borrower"), up to such aggregate principal amount, with such maturity or maturities, to bear such rate or rates of interest, to be unsecured or secured by such collateral security, to be direct or indirect, absolute or contingent, and to contain such other terms and provisions all as may be agreed upon from time to time between the Bank and the Borrower, including, without limitation, all obligations of the Borrower to the Bank under that certain Loan Agreement dated as of January 8, 1998 among the Borrower, certain guarantors and the Bank, as it may be amended or modified from time to time (the "Loan Agreement") (all such financial accommodations and extensions of credit and all other indebtedness, liabilities and obligations of every kind and nature of the Borrower to the Bank, whether joint, several, or joint and several, direct or indirect or acquired by assignment or otherwise, absolute or contingent, secured or unsecured, now or hereafter existing or incurred, due or to become due, including any indebtedness, liability or obligation arising after payment in full of any prior indebtedness of the Borrower, together with all extensions, renewals or modifications thereof, all of which being hereinafter collectively referred to as the "Superior Indebtedness"), the undersigned, to whom the Borrower is now indebted (hereinafter called the "Creditor", whether one or more creditors executes this instrument) under the Note (as defined below), hereby warrants and represents to and agrees with the Bank, and the Bank hereby agrees with the Creditor, as follows:

      As of the date hereof, the Borrower is indebted to the Creditor in the principal amount of $2,000,000.00 represented by that certain Subordinated Promissory Note made by Borrower dated January __, 1998 in the original principal amount of $2,000,000.00 (the "Note").

      The Note is not subject to any counterclaim, defense or offset of any kind, and no part thereof has previously been assigned, incumbered or disposed of by the Creditor. Except as disclosed to the Bank, the Note is not in default.

      The Creditor hereby subordinates the payment of the principal, interest, fees and all other amounts owing on the Note (all such principal, interest, fees and other amounts being hereinafter collectively referred to as the "Subordinated Indebtedness"), to the prior, final and irrevocable payment in full of the principal, interest (including interest accruing after the bankruptcy of Borrower), fees and all other amounts owing on the Superior Indebtedness. Notwithstanding the subordination of

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the Subordinated Indebtedness, the Bank agrees that the Borrower may make, and the Creditor may accept, the regularly scheduled payments of principal and interest on the Subordinated Indebtedness, provided (i) the Borrower remains in compliance (before and after giving effect to the proposed payment on the Subordinated Indebtedness) with the provisions of Section 5.03(b) (Fixed Charge Coverage Ratio) of the Loan Agreement and (ii) no Event of Default (as defined in the Loan Agreement) exists at the time of, or would result from, the proposed payment on the Subordinated Indebtedness. The Borrower and the Creditor agree that they will not amend, modify or change the principal amortization schedule or the interest rate on the Subordinated Indebtedness without the express written consent of the Bank.

      In order to bring about and accomplish the intent and purpose of this Subordination Agreement (hereinafter referred to as the "Agreement"), the Creditor hereby agrees that until the Superior Indebtedness has been irrevocably repaid in full, and until the Commitment (as defined in the Loan Agreement), or any other commitment on the part of the Bank to lend to the Borrower, has terminated, the Subordinated Indebtedness, any notes, instruments or other writings evidencing the Subordinated Indebtedness and any collateral security at any time held therefor, will indicate by a notation thereon that they are subject to this Agreement.

      In furtherance of the foregoing, the Creditor hereby grants to the Bank irrevocable authority in the name, place and stead of the Creditor or in the Bank's name but for its use, at any time or times after an Event of Default under the Loan Agreement, in the Bank's absolute discretion to demand, collect, compromise, file proofs of claim with respect to, receive (by way of dividends or otherwise) and take any and all legal proceedings for the recovery of any and all moneys due or to become due on account of the Subordinated Indebtedness, and to vote, give consents and take any other action with respect thereto. Any and all moneys collected, received and retained by the Bank after first deducting the expenses hereinafter authorized shall be applied on account of the principal, interest, fees and any other amounts then outstanding on the Superior Indebtedness, provided, however, that upon the payment to the Bank of moneys collected, received and retained on account of Subordinated Indebtedness and on account of Superior Indebtedness aggregating an amount equivalent to all Superior Indebtedness, including principal, interest, fees, any other amounts owing thereon and the expenses hereinafter authorized, the Bank shall pay over to the Creditor the excess, if any, of all moneys so received, collected and retained on the Subordinated Indebtedness and on the Superior Indebtedness over the amounts due on the Superior Indebtedness and release the balance of the Subordinated Indebtedness and Superior Indebtedness which is still unpaid, and deliver to the Creditor any and all writings, without any warranties of any nature or type whatsoever with respect thereto (endorsed to the Creditor without recourse in the case of negotiable instruments) evidencing such Subordinated Indebtedness and Superior Indebtedness. If the Bank receives written notice of any claim or demand, whether reasonable or unreasonable, adverse to the rights or interests, as hereinabove set forth, of the Creditor in respect of the Subordinated Indebtedness, or any moneys received and held by the Bank pursuant to this paragraph, the Bank shall be entitled to retain any and all such moneys, and writings evidencing such Subordinated

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Indebtedness and Superior Indebtedness without incurring any liability or debt to the Creditor, until the adjudication or final settlement of the rights of such claimant, and the Creditor hereby agrees to pay to the Bank on demand, all reasonable expenses, including reasonable counsel fees, which the Bank may incur in enforcing any of its rights hereunder.

      The Creditor further agrees that so long as any Superior Indebtedness remains unpaid, or as long as the Commitment, or any other commitment on the part of the Bank to lend to the Borrower, has not terminated, and except as otherwise expressly permitted by this Agreement, the Creditor will not accept any payment (whether for principal, interest, fees or otherwise) on account of, or any collateral security for, any Subordinated Indebtedness whether from the Borrower or any other person liable with respect to the Subordinated Indebtedness. After the occurrence of an Event of Default, in the event that the Borrower or any other person liable with respect to the Subordinated Indebtedness shall offer any payment on account of, or any collateral security for, any Subordinated Indebtedness, the Creditor will direct that the same be made or delivered to the Bank, and if any moneys and/or collateral security shall come into the hands of the Creditor on account of any Subordinated Indebtedness from any source whatsoever, the Creditor will receive the same solely as the Bank's agent and will immediately turn the same, in the form received, except for the endorsement of the Creditor when appropriate, over to the Bank for application on account of the Superior Indebtedness, and that until so delivered, the Creditor will hold the same in trust as the Bank's property. After the occurrence of an Event of Default, if the Creditor shall fail or refuse to endorse any writing for the payment of money payable to the Creditor or to the order of the Creditor, which has been delivered to the Bank, the Bank is hereby irrevocably constituted and appointed attorney-in-fact for the Creditor with full power to make such endorsement.

      The Creditor shall notify the Bank of any default in the Subordinated Indebtedness (a "Subordinated Default Notice"). The Bank shall use its best efforts to notify ("Senior Default Notice") the Creditor of the occurrence of any Event of Default or any other default in the payment of any of the Superior Indebtedness. Any failure by the Bank to so notify the Creditor shall not affect the Bank's rights or the Creditor's obligations under this Agreement. The Bank agrees to respond to any request made by the Creditor in writing (provided that such a request is not made more than once during each calendar quarter) as to whether an Event of Default has occurred under the Loan Agreement or whether any payment default has occurred under any Superior Indebtedness. If any such Event of Default or other payment default has occurred, the response of Bank with regard to same shall be deemed a Senior Default Notice. The Creditor shall have no right to exercise any rights and remedies against the Borrower to enforce or collect upon the Subordinated Indebtedness, take possession of assets of the Borrower or foreclose upon any such assets, whether by judicial action or otherwise, unless and until all of the Senior Indebtedness shall have been fully and finally paid and satisfied with interest and the Commitment, or any other commitment on the part of the Bank to lend to the Borrower, terminated; provided, however, that the Creditor shall be entitled, subject to the right of the holder of the Senior Indebtedness to receive prior full and final payment in

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accordance with the terms of this Subordination Agreement, to accelerate the
Subordinated Indebtedness upon expiration of the earlier of the following periods (each such period, a "Standstill Period"):

            (a) The Standstill Period commencing from and after receipt by the Creditor of a Senior Default Notice and ending on the earlier of (x) the date on which the Event of Default described in the Senior Default Notice shall have been waived in writing by the Bank or (y) two hundred seventy (270) days after the date the Senior Default Notice is so given.

            (b) The Standstill Period commencing from and after receipt by the Bank of a Subordinated Default Notice and ending on the earlier of (x) the date on which such default described in the Subordinated Default Notice shall have been cured or waived in writing by the Creditor or (y) two hundred seventy (270) days after the date the Subordinated Default Notice is so given.

Notwithstanding anything to the contrary in this Agreement, no new Standstill Period shall be effective unless and until (i) ninety (90) days have elapsed since the last Standstill Period and (ii) all scheduled payments of principal and interest on the Note that have come due have been paid in full in cash. No default that existed or was continuing on the date of delivery of any Senior Default Notice or Subordinated Default Notice shall be, or be made, the basis for a subsequent Standstill Period unless such default shall have been waived for a period of not less than ninety (90) days.

      After all Superior Indebtedness is paid in full and until the Creditor is paid in full, to the extent that holders of Superior Indebtedness have received cash, securities or other property in respect of the repayment of Superior Indebtedness, which cash, securities or other property, but for the operation of this Agreement would have been paid to the Creditor, such Creditor shall be subrogated to any rights of holders of Superior Indebtedness in collecting cash, securities or other property in satisfaction of the obligations of the Borrower to the Creditor hereunder and under the Notes.

      If requested by the Bank, the Creditor shall (a) give the Bank, upon request from time to time, and during reasonable business hours, full and free access to the Creditors' books pertaining to the Subordinated Indebtedness, with the right to make copies thereof, and (b) furnish the Bank, upon request from time to time, a statement of the account between the Creditor and the Borrower with respect to the Subordinated Indebtedness.

      This Agreement is a continuing agreement and, unless the Bank shall have specifically consented in writing to its revocation, shall remain in full force in all respects whether or not the Borrower shall at any time be indebted to the Bank until the earlier of (i) the repayment in full of the Superior Indebtedness and the termination of the Commitment, or any other commitment on the part of the Bank to lend to the Borrower or (ii) the repayment of the Subordinated Indebtedness. If after the payment of principal, interest, fees and all other amounts owing on all Superior Indebtedness and any expenses hereinafter authorized and provided for, the

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Borrower shall thereafter become liable to the Bank on account of any new
Superior Indebtedness, this Agreement shall thereupon be applicable in all respects to any such new Superior Indebtedness without the necessity of any further action, notice, understanding or writing by, between or among the Bank, the Creditor and/or the Borrower.

      If, during the term of this Agreement, the Creditor receives any payment (other than a payment of regularly scheduled principal or interest) on account of or any collateral security for any Subordinated Indebtedness at a time when there is no outstanding Superior Indebtedness, the Creditor shall immediately notify the Bank in writing of the receipt thereof and such payment or collateral security shall be subject to the terms of this Agreement. If the Creditor fails to notify the Bank, and a new Superior Indebtedness is thereafter created, and if the Borrower defaults with respect to the payment of such new Superior Indebtedness, in addition to and not in limitation of any other rights or remedies available to the Bank hereunder, the Bank shall have the right to receive and the Creditor will immediately pay to the Bank an amount equal to any such payment or the value of any such security received by the Creditor and not reported to the Bank.

      Except as may otherwise be expressly required by this Agreement, with or without notice to or further assent from the Creditor, the Bank may at any time or times, in its absolute discretion, either prior to or after any default on the part of the Borrower with respect to either the Subordinated Indebtedness or the Superior Indebtedness: (i) extend, renew or change, refuse to extend, renew or change any of the Superior Indebtedness, waive any default, modify, rescind or waive any provision of any related agreement or collateral undertaking, including, but not by way of limitation, any provision relating to acceleration of maturity, (ii) fail to set off any deposit balances or any part thereof on its books in favor of the Borrower and release the same, (iii) release, exchange, fail to resort to, or realize upon, or apply, any collateral security or any part thereof held by or available to it for the Superior Indebtedness, and (iv) generally deal with the Borrower in such manner as the Bank may see fit, all without impairing or affecting its rights and remedies under this Agreement. Except as otherwise expressly provided in this Agreement, the Creditor hereby waives any and all notice of the receipt and acceptance of this Agreement by the Bank and of the creation, renewal, extension or accrual of any of the Superior Indebtedness, present or future, in whole or in part, by the Bank or of the reliance by the Bank on this Agreement at any time or times, and further waives notice of any default at any time on the part of the Borrower. The Creditor waives any right to interpose any defense, counterclaim or offset with respect to the Superior Indebtedness or the Subordinated Indebtedness.

      Nothing in this Subordination Agreement shall impair, as between the Borrower and the Creditor, the obligations of the Borrower in respect of the Subordinated Indebtedness, which are unconditional and absolute, to pay the Creditor the principal and interest thereon and any other liabilities encompassed within the Subordinated Indebtedness, all in accordance with their respective terms.

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      This Agreement shall continue in full force and effect notwithstanding the death or incapacity of the Creditor (if the Creditor is an individual) or the dissolution of the Creditor (if the Creditor is a partnership or corporation) and shall be binding on the Creditor and the Creditor's estate and the personal representatives, heirs, successors and assigns of the Creditor and the Bank may continue to act in reliance upon this Agreement until the earlier of the repayment in full of the Superior Indebtedness or the Subordinated Indebtedness. Notwithstanding anything herein to the contrary, nothing in this Agreement shall prohibit, limit or restrict the ability of the Creditor or any shareholder or affiliate of the Creditor to transfer the Note and the rights and obligations hereunder to any of its shareholders or affiliates or, after any such transfer, to the Creditor.

      The Creditor agrees to pay to the Bank on demand all reasonable expenses, including reasonable counsel fees, which it may incur in enforcing its rights hereunder.

      If this Agreement is executed by more than one Creditor, the liability and obligations of the Creditor hereunder shall be joint and several.

      All notices, requests and demands to or upon the respective parties hereto shall be in writing and shall be deemed to have been duly given or made when delivered by hand, or if sent by certified mail, three days after the day in which mailed, or, in the case of telecopier, when evidence of receipt is obtained, or, in the case of overnight courier service, one business day after delivery to such courier service, addressed as set forth below, or to such other address as may be hereafter notified by the respective parties hereto.

The Bank:     The Bank of New York
              530 Fifth Avenue
              New York, New York 10036
              Attention:  Katz Digital Technologies,
                          Inc. Account Officer

The Creditor: Speed Graphics, Inc.
              342 Madison Avenue
              New York, New York 10173
              Attention:  President

      This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

      The Creditor waives trial by jury, and the right to interpose any defense, counterclaim or offset of any nature or description in any litigation arising out of or in any way connected with this Agreement, and agrees that the venue of any such litigation shall be the county in which is located the Bank's office making the loan or Superior Indebtedness to the Borrower.

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      No delay on the Bank's part in exercising any right or rights hereunder or in failing to exercise the same shall operate as a waiver of such right or rights, and no notice to or demand on the Borrower or the Creditor shall be deemed a waiver of the Bank's right to take further action without notice or demand; nor in any event shall any modification, alteration or waiver of any of the provisions hereof be effective unless in writing and signed for or on behalf of the Bank and then only in the specific instance for which given.

      This Agreement shall be deemed to be a contract made in the State of New York and entered into under and pursuant to the laws of said State and shall be governed, construed and enforced and all rights and obligations hereunder shall be determined in accordance with the laws of said State.


      Capitalized terms used but not defined herein shall have the meanings given such terms in the Loan Agreement.

      IN WITNESS WHEREOF, this Agreement has been executed by the Creditor and the Bank on this 8th day of January, 1998.

                  SPEED GRAPHICS, INC.


                  By:_____________________________
                     Name:
                     Title:

                  THE BANK OF NEW YORK


                  By:_____________________________
                     Name: Scott E. Silverstein
                     Title: Vice President
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STATE OF NEW YORK  )
COUNTY OF NEW Y0RK ) ss.:

      On the 8th day of January, 1998, before me personally came ___________________, to me known, who, being by me duly sworn, did depose and say that he maintains an office at 324 Madison Avenue, New York, New York; that he is the _____________ of Speed Graphics, Inc., the corporation described in and which executed the foregoing instrument; and that he signed his name thereto by order of the board of directors of said corporation.


                  --------------------------
                  Notary Public


STATE OF NEW YORK  )
COUNTY OF NEW YORK ) ss.:

      On the 8th day of January, 1998, before me personally came Scott E. Silverstein, to me known, who, being by me duly sworn, did depose and say that he maintains an office at 530 Fifth Avenue, New York, New York; that he is a Vice President of The Bank of New York, Inc., the banking corporation described in and which executed the foregoing instrument; and that he signed his name thereto by order of the board of directors of said banking corporation.


                  --------------------------
                  Notary Public

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                           ACKNOWLEDGEMENT OF BORROWER



      The undersigned, the Borrower referred to in the Subordination Agreement and Assignment to which this Acknowledgment is annexed, hereby agrees to do and perform all acts necessary to enable the Bank and the Creditor to fulfill all of their obligations under the Agreement, and agrees to refrain from doing all acts (including, but without limitation, making payments on the Subordinated Indebtedness) which would cause Creditor or the Bank to violate such obligations. Borrower further agrees that if any violation of this Agreement shall occur, all of the obligations (including the Superior Indebtedness) of Borrower to the Bank shall become immediately due and payable, any term, covenant or condition contained in any other agreement or in the instrument evidencing such obligations to the contrary notwithstanding.

Dated: January 8, 1998          KATZ DIGITAL TECHNOLOGIES, INC.



                                 By____________________________
                                    Name:  Gary Katz
                                    Title: President